                                                                   EXHIBIT 10.54

                             EMPLOYMENT AGREEMENT
                             --------------------

     This Employment Agreement (the "Agreement") is made as of August 12, 1998 between FOUNTAIN VIEW, INC., a Delaware corporation (hereinafter the "Company" and/or "Companies", which includes all subsidiaries and affiliates) and PAUL RATHBUN (the "Executive").

                                 Introduction
                                 ------------

     The Executive presently resides in the State of Tennessee. The Executive has interviewed with the Company and desires to accept employment with the Company. The Executive's position with the Company shall be that of Chief Financial Officer, subject to the terms and conditions set forth herein.

     The employment of the Executive, requires that he relocate his principal residence to Los Angeles County, California. During the term of his employment, he shall be employed at the Executive Offices of the Company in either Los Angeles County or Orange County, California. Executive shall be given full access to information concerning the Company, in his capacity as Chief Financial Officer. The disclosure of information obtained by the Executive in the employment of the Company, or the engaging in competitive activities would cause substantial harm to the Company.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

     Section 1.    Term.  The Company shall employ the Executive for a term
     ---------     ----
commencing on September 21, 1998, and continuing for a period of five (5) years, unless earlier terminated pursuant to Section 7 (the "Employment Period").

     Section 2.    Duties.  The Executive shall be employed as the Chief
     ---------     ------
Financial Officer of the Company.

         The Executive will report to the President. The Executive has represented in connection with his being hired by the Company, that he has specialized experience and knowledge with respect to the duties of a Chief Financial Officer.

         The Company may, in their sole and absolute discretion seek to have a fidelity bond issued covering the Executive. If the Company decides to do such, the Executive shall cooperate with the Company and will furnish all information and take any and all other steps reasonably required to enable the Company to obtain said fidelity bond.

     Section 3.    Full Time.  During the term of this Agreement, the Executive
     ---------     ---------
shall use the Executive's best efforts to promote the interests of the Company and shall devote substantially all the Executive's full business time and efforts to its business and affairs.

     Section 4.    Compensation.  The Executive shall be entitled to
     ---------     -------------
compensation as follows:

         a.   Base Salary.  During the term of the Executive's employment with
              -----------
the Company, the Executive will receive a salary at the rate of $250,000.00 annually (the "Base Salary"), payable in equal installments not less than bi-weekly in arrears. The Company shall withhold from compensation payable to the Executive all applicable federal, state and local withholding taxes. The Base Salary will be subject to annual consumer price adjustments and such increases, if any, that the Board of Directors the Company (hereinafter the "Board"), in its absolute discretion, may approve.

         b.   Bonus.  In addition to the payment of the Base Salary and the
              -----
other payments and benefits available to the Executive under this Agreement, while the Executive is employed by the Company, the Company will pay to the Executive for each fiscal year incentive compensation (the "Bonus") in an amount up to $125,000.00 determined ratably based on the Company's EBITDA being between the Base Case, each of the Mid Cases and/or the Target Case, such Bonus payable within 120 days after the end of such fiscal year, as determined by the Board. Payments with respect to partial percentages will be prorated. The payment of Bonus shall be prorated for any partial fiscal year during the term of this Agreement, except if the Executive resigns or is terminated for cause, before the fiscal year end in which the Bonus accrues, in which case no Bonus whatsoever shall be payable to the Executive.

         C.   Definition of Base Case, Mid Case and Target Cases.  As used
              --------------------------------------------------
herein, "Base Case", "Mid Case" and "Target Case" shall have the meanings specified on Exhibit "A" hereto, on the respective dates indicated, and may be
             ----------
changed by approval of the Company's Board to reflect acquisitions, dispositions, start-ups and other transactions not in the ordinary course, provided that in selecting the new targets the members of the Board approving such changes believe in good faith that the new targets are broadly consistent with the valuation methodology applied in determining the initial EBITDA targets set forth on Exhibit "A" hereto.
             ----------
         d.   Moving Expenses.       Immediately following the execution of
              ---------------
this Agreement, the Company shall pay to Executive the sum of $40,000.00 to cover the moving expenses to be incurred by the Executive in moving from Tennessee to Los Angeles County, California. Except for said sum, the Company shall not be liable to the Executive for any moving expenses and/or relocation expenses of any nature whatsoever incurred by the Executive on account of said move.

        e.      Stock Option Plan. The Company is presently in the process of
                -----------------
formulating a non-qualified Stock Option Plan (the "Plan") for management of the Companies. Said Plan shall be finalized and put into effect within 90 days from the date of execution of this Agreement. The Executive shall be granted at the time said Plan is formally adopted by the Board, options to purchase the number of shares of the Company, as of June 30, 1998 equal to one-half of one percent of the current equity in the Company. Other than as to the number of shares as referenced herein, the Executive understands and agrees that he shall be bound by, and the grant of said options shall be subject to all other terms, conditions, covenants, and agreements that shall be set forth in said Plan and a Stock Option Agreement, as adopted by the Board. A draft of the proposed Plan and Stock Option Agreement are attached as Exhibit "C"; the Plan and Stock Option Agreement approved by the Board will be substantially the same as Exhibit "C" in all material respects.

     Section 5.      Benefits. In addition to salary and Bonus, the Executive
     ---------       --------
shall be entitled to receive reasonable and customary fringe benefits in an amount not less than the greater of those benefits that are generally and customarily available to the Company's executive and managerial employees. Such benefits include health insurance and vacation time in accordance with the Company's policies, consistent with prior practices. The Executive will be entitled to reimbursement of all reasonable expenses incurred in the ordinary course of business on behalf of the Company, subject to presentation of appropriate documentation, in accordance with policies approved by the Board.

     Section 6.      Confidentiality and Non-Competition. In consideration of,
     ---------       -----------------------------------
and as a condition to, the mutual promises contained herein, and to preserve the goodwill of the Company and its direct and indirect subsidiaries (collectively, the "Companies"), the Executive agrees as follows:

        a. The Executive will not at any time, directly or indirectly, disclose or divulge, except as reasonably required in connection with the performance of the Executive's duties for the Companies, any Confidential Information (as hereinafter defined) acquired by the Executive during the Executive's affiliation with or employment by the Companies. As used herein, "Confidential Information" means all trade secrets and all other proprietary or non-public information of a business, financial, marketing, technical or other nature pertaining to the Companies or their affairs and all information of others that the Companies have agreed not to disclose; provided, that
                                                       --------
Confidential Information shall not include any information which has entered or enters the public domain through no fault of the Executive or which the Executive is required to disclose by law or legal process.

          b. The Executive shall make no use whatsoever, directly or indirectly, of any Confidential Information, except as reasonably required in connection with the performance of the Executive's duties for the Companies.

          c. Upon the Companies' request at any time and for any reason, the Executive shall immediately deliver to the Companies all materials (including all copies) in the Executive's possession which contain or relate to Confidential Information.

          d. All inventions, developments or improvements made by the Executive, either alone or in conjunction with others, at any time or at any place during the term of the Executive's employment by the Companies, whether or not reduced to writing or practice during such term, which relate to the business in which the Companies are engaged or in which the Companies intend to engage, or which were developed or made in whole or in part using the Companies' facilities, shall be the exclusive property of the Companies. The Executive shall promptly disclose any such invention, development or improvement to the Companies, and, at the request and expense of the Companies, shall assign all of the Executive's rights to the same to the Companies. The Executive shall sign all instruments necessary for the filing and prosecution of any applications for or extension or renewals of letters patent of the United States or any foreign country which the Companies desire to file.

          e. All copyrightable work by the Executive during the term of the Executive's employment by the Companies which relate to the businesses in which the Companies are engaged is intended to be "work made for hire" as defined in
Section 101 of the Copyright Act of 1976, and shall be the property of the Companies. If the copyright to any such copyrightable work is not the property of the Companies by operation of law, the Executive will, without further consideration, assign to the Companies all right, title and interest in such copyrightable work and will assist the Companies and their nominees in every way, at the Companies' expense, to secure, maintain and defend for the Companies' benefit copyrights and any extensions and renewals thereof on any and all such work including translations thereof in any and all countries, such work to be and to remain the property of the Companies whether copyrighted or not.

          f. Prior to the termination of the Executive's employment with the Companies, the Executive will not directly or indirectly, individually or as a consultant to, or executive, officer, director, stockholder, partner or other owner or participant in any business entity, engage in or assist any other person to engage in the businesses of skilled nursing facilities, assisted living facilities, inpatient or outpatient therapy services, pharmacies, urological supplies, enteral feeding supplies and orthotics anywhere in the counties of the State of California identified on Exhibit "B" hereto or in Arizona, Texas or any other state within
              ----------
the United States; provided, however, that the Executive may own not more than a
                   --------  -------
5% interest in any publicly-traded company.


         g. Prior to the termination of the Executive's employment with the Companies, and for the greater of five years after the date of this Agreement or two years after such termination, the Executive will not directly or indirectly, individually or as a consultant to, or as employee, officer, director, stockholder, partner or other owner or participant in any business entity other than the Companies, solicit or endeavor to entice away from the Companies, or otherwise materially interfere with the business relationship of the Companies with, (i) any person who is or was, within the one-year period immediately prior to the termination of the Executive's employment by the Companies, employed by, a consultant to or associated with the Companies, or (ii) any person or entity who is or was, within the two-year period immediately prior to the termination of the Executive's employment by the Companies, a customer, client of or supplier to the Companies.


         h. Without limiting the remedies available to the Companies, the Executive acknowledges that a breach of any of the covenants contained in this
Section 6 could result in irreparable injury to the Companies for which there might be no adequate remedy at law, and that, in the event of such a breach or threat thereof, the Companies shall be entitled to obtain a temporary restraining order and/or a preliminary injunction and a permanent injunction restraining the Executive from engaging in any activities prohibited by this
Section 6 or such other equitable relief as may be required to enforce specifically any of the covenants of this Section 6. The provisions of this
Section 6 shall survive the termination of this Agreement and shall continue thereafter indefinitely in full force and effect in accordance with the terms of this Section 6.


    Section 7.    Termination.
    ----------    ------------

         a. The Executive's employment with the Company may be terminated at any time by the Company with cause or without cause or in the event of the death or Disability (as hereinafter defined) of the Executive. As used herein, "cause" shall mean the reasonable and good faith determination by a majority of the Board that the Executive has (i) breached any material term of this Agreement, or any representation of the Executive set forth in this Agreement proves to be untrue, (ii) engaged in criminal acts or acts of moral turpitude causing injury to the Companies or their reputations, or (iii) engaged in material acts of dishonesty affecting the Companies. As used herein, "Disability" shall mean illness (mental or physical) or accident which, in the good faith and reasonable determination of a majority of the Board, based on the report of a reputable physician, renders him unable to perform his duties for ninety days during any 12-month period.

        b. If the Executive's employment is terminated hereunder for cause, by death or disability, or by the Executive for any reason, the Company shall have no further obligation to make any payments or provide any benefits to the Executive, except for (i) payments of Base Salary that had accrued but had not paid prior to the date of termination, and (ii) payments of Bonus that had been earned by the Executive but not paid prior to the date of termination.

        c. The Company shall have the right, in its sole and absolute discretion to terminate the Executive without cause at any time. If the Company shall terminate the Executive without cause, so long as the Executive remains in material compliance with the provisions of Section 6, the Company shall be obligated to pay to the Executive his Base Salary, health insurance and car allowance, for six months following the date of said termination, together with the prorated bonus provided for in Section 4(b).

        d. The provisions of Section 6 in any and all events shall survive the termination of the Executive's employment in accordance with its terms.

     Section 8.     Enforceability. This Agreement shall be interpreted so as to
     ---------      --------------
be effective under applicable law, but if any portion hereof is prohibited or invalid, such portion shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. If any one or more of the provisions contained in this Agreement are for any reason held to be excessively broad as to duration, geographical scope, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent permitted under applicable law.

     Section 9.     Notices. Any notice or other communication given pursuant to
     ---------      -------
this Agreement shall be in writing and shall be personally delivered, sent by overnight courier or express mail, or mailed by first class certified or registered mail, postage prepaid, return receipt requested, as follows:

        a.    If to the Company:

              Fountain View, Inc.
              11900 W. Olympic Boulevard, Suite 680
              Los Angeles, CA 90064

          b. If to the Executive:

             Paul Rathbun
             8207 Carriage Crossing
             Chattanooga, TN 37421

or to such other address as the parties shall have designated by notice to the other party.

     Section 10. Governing Law.  This Agreement shall be governed by and
     ----------- -------------
construed in accordance with the laws of the State of California without regard to the choice of law provisions thereof.

     Section 11. Amendments and Waivers. No amendment or waiver of this
     ----------- ----------------------
Agreement or any provision hereof shall be binding upon the party against whom enforcement of such amendment or waiver is sought unless it is made in writing and signed by or on behalf of such party. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate as a waiver by that party of the same or any subsequent breach of any provision of this Agreement by the other party.

     Section 12. Binding Effect; Assignment. This Agreement shall be binding on
     ----------- --------------------------
and inure to the benefit of the parties hereto and their respective heirs, executors and administrators, successors and assigns. This Agreement may not be assigned in whole or in party by either party (whether by operation of law or otherwise, including by merger or consolidation).

     Section 13. Entire Agreement.  This Agreement constitutes the final and
     ----------- ----------------
entire agreement of the parties with respect to the matters covered hereby, and replaces and supersedes all other agreements and understandings relating thereto.

     Section 14. Counterparts. This Agreement may be executed in any number of
     ----------- ------------
counterparts, and with counterpart signature pages, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 15. Arbitration. Any controversy between the parties regarding the
     ----------- -----------
construction or application of this Agreement, any claims arising out of this Agreement or its breach, whether sounding in contract, tort or otherwise, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The arbitrator and/or arbitrators hearing said matter shall be retired judge and/or judges formerly sitting on the bench of the California Superior Court, or any higher state court, or a retired Federal District

Court Judge sitting on the bench in any District Court of California.

     IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument as of the date first above written.


                                              "COMPANY"

                                              FOUNTAIN VIEW, INC.

                                              BY:  /S/ ROBERT SNUKAL
                                                 _________________________
                                              PRINTED NAME:  Robert Snukal
                                                           ---------------
                                              Title: President/C.E.O.
                                                    ----------------------


                                              "EXECUTIVE"

                                              PAUL RATHBUN

                                              /s/ Paul C. Rathbun
                                              ----------------------------
                                                         Paul Rathbun

                                  EXHIBIT "A"
                                  -----------

Proposed Base          $250,000.00
Proposed Bonus         $125,000.00


                             Base Case                        Mid Case                     Target
                             ---------                        --------                     ------
                                                    Step 1              Step 2
                                                    ------              ------

6/30/99  EBITDA Target      $38,000,000          $45,188,000          $47,314,000           N/A
         Bonus Paid                                   40,000               65,000
         Total Cash Pay         250,000              290,000              315,000

6/30/00  EBITDA Target      $45,500,000          $53,581,000          $57,101,000        $59,320,000
         Bonus Paid                                   62,500              106,250            125,000
         Total Cash Pay         250,000              312,500              356,250            375,000

6/30/01  EBITDA Target      $48,000,000          $56,499,000          $67,030,000        $71,287,000
         Bonus Paid                                   62,500              106,250            125,000
         Total Cash Pay         250,000              312,500              356,250            375,000

6/30/02  EBITDA Target      $51,300,000          $60,395,000          $78,196,000        $85,390,000
         Bonus Paid                                   62,500              106,250            125,000
         Total Cash Pay         250,000              312,500              356,250            375,000

6/30/03  EBITDA Target      $55,320,000          $65,080,000          $87,063,000        $95,621,000
         Bonus Paid                                   62,500              106,250            125,000
         Total Cash Pay         250,000              312,500              356,250            375,000

                                   EXHIBIT B


                              Identified Counties
                              -------------------


Alameda                                         Orange
Alpine                                          Placer
Amador                                          Plumas
Butte                                           Riverside
Calaveras                                       Sacramento
Colusa                                          San Benito
Contra Costa                                    San Bernardino
Del Norte                                       San Diego
El Dorado                                       San Francisco
Fresno                                          San Joaquin
Glenn                                           San Luis Obispo
Humboldt                                        San Mateo
Imperial                                        Santa Barbara
Inyo                                            Santa Clara
Kern                                            Santa Cruz
Kings                                           Shasta
Lake                                            Sierra
Lassen                                          Siskiyou
Los Angeles                                     Solano
Madera                                          Sonoma
Marin                                           Stanislaus
Mariposa                                        Sutter
Mendocino                                       Tehama
Merced                                          Trinity
Modoc                                           Tulare
Mono                                            Tuolumne
Monterey                                        Ventura
Napa                                            Yolo
Nevada                                          Yuba

                                   Exhibit C

                              FOUNTAIN VIEW, INC.

                     Non-Qualified Stock Option Agreement
                     ------------------------------------

     This Stock Option Agreement (the "Agreement") is entered into as of
                                       ---------
_______, 1998 by and among Fountain View, Inc., a Delaware corporation (the "Company"), and Paul Rathbun (the "Optionee").
 -------                           --------

                                Introduction
                                ------------

     The Company has adopted its 1998 Stock Option Plan (as amended from time to time, the "Plan"), pursuant to which the Board of Directors or Stock Option Committee of the Company has authorized the grant of the stock options described herein. Capitalized terms used herein and not defined shall have the meanings given to them in the Plan.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Optionee agree as follows:

     Section 1.  Grant of Non-Qualified Stock Option.  The Company hereby grants
     ---------   -----------------------------------
to the Optionee an option (the "Option") to purchase an aggregate of up to
6,174 shares of Series C Common Stock, $.01 par value per share (the "Common
                                                                      ------
Stock"), of the Company at a price of $104.61 per share, subject to the terms
-----
and conditions of this Agreement and the Plan. This Option is not intended to qualify as an incentive stock option within the meaning of Section 422 of Internal Revenue Code of 1986, as amended.

     Section 2.  Exercise of Option.
     ---------   ------------------

          (a)  Vesting.  Except as otherwise provided below, this Option will
               -------
vest with respect to one-fifth of the number of shares for which this Option was originally granted on each ________, commencing on ________, 1999 and continuing until ________, 2004 or the earlier date, if any, on which the Optionee ceases to be employed by a Related Company, after which no additional shares will vest hereunder. If the Optionee is an employee of a Related Company on the date of a Sale, this Option will vest as to all shares covered hereby on the date of Sale. If the Optionee's employment is terminated by a Related Company with Cause (which term is used herein as defined in the Employment Agreement between Paul Rathbun and a Related Company), or by the Optionee other than as a result of the Optionee's death or Disability, prior to the date on which this Option first becomes exercisable under Subsection (b) below, this Option will not be vest as to any shares covered hereby and will cease to be vested with respect to any shares previously vested. If the Optionee is an employee of a Related Company on the date that is one year after the Company's first firm commitment underwritten public offering of common stock registered under the Securities Act of 1933, as amended (a "Public Offering"), this Option will vest
                                       ---------------
as to any shares as to which it has not previously vested.

        (b)     Timing of Exercise. This Option may not be exercised prior to
                ------------------
the first to occur of (i) a Sale, (ii) the termination of the Optionee's employment by the Company without Cause or as a result of the Optionee's death or Disability, (iii) one year after a Public Offering and (iv) five years after the date hereof. In no event may this Option be exercised later than the earlier of (x) three months after the termination of the Optionee's employment with a Related Company and (y) the tenth anniversary of the date hereof (the "Expiration Date").

        (c)     Number of Shares for Which Exercisable. Subject to the other
                --------------------------------------
provisions of this Option, this Option may be exercised on one or more occasions for up to an aggregate number of shares equal to the number of shares that are vested hereunder.

        (d)     Exercise Procedure. Subject to the conditions set forth herein,
                ------------------
this Option may be exercised by the Optionee's delivery of written notice to the Company specifying the number of shares to be purchased and the purchase price therefor, and accompanied by payment in full.

     Section 3.    Payment of Purchase Price.
     ---------     -------------------------

        (a)     Method of Payment. The price for shares purchased hereunder
                -----------------
shall be paid by delivery to the Company of cash or a check to the order of the Company or, if acceptable to the Company, by delivery to the Company of shares of Common Stock having a fair market value equal to the purchase price of the shares to be purchased (as determined in good faith by the Company), or by any combination of such methods of payment. If the purchase price is paid with shares of Common Stock, the certificates representing such shares shall be accompanied by a stock power executed in blank, and suitable for transferring the shares to the Company.

        (b)     Restriction on Use of Certain Shares. Notwithstanding the
                -------------------------------------
foregoing, without the consent of the Company, shares of stock may not be used to pay the exercise price of this Option if the shares to be used were issued to the Optionee upon exercise of a stock option and such shares have not been held by the Optionee for the applicable minimum statutory holding period required to receive the tax benefits afforded under Section 421(a) of the Code.

     Section 4.  Delivery of Shares.  The Company shall, upon receipt of payment
     ---------   ------------------
in full for shares properly purchased hereunder, promptly deliver certificates representing such shares to the Optionee. Nothwithstanding the foregoing, if the Company is required by law or by any securities exchange on which the Common Stock is listed to take any action before the issuance of such shares, the date of delivery shall be extended for a reasonable period to allow such action to be completed. The Company's obligation to deliver shares is also subject to the satisfaction of all applicable tax withholding requirements. These requirements shall be satisfied by the Optionee remitting the required taxes to the Company prior to the delivery of the shares or in such other reasonable manner as may be acceptable to the Company.

     Section 5.  Non-transferability of Option.  This Option is personal and the
     ---------   -----------------------------
rights granted hereunder may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise), except that this Option may be transferred to the Company or to the Optionee's heirs or estate upon the Optionee's death, and may be exercised in accordance with its terms by such transferees. Upon any transfer, assignment, pledge or hypothecation in violation hereof, this Option shall, at the election of the Company, become null and void.

     Section 6.  No Employment Rights.  Nothing contained in the Plan or this
     ---------   --------------------
Option shall be construed or deemed to require any Related Company to continue the employment of the Optionee for any period.

     Section 7.  No Rights as a Shareholder.  The Optionee shall have no rights
     ---------   --------------------------
as a shareholder with respect to any shares which are subject to this Option until the Optionee has satisfied all legal and contractual obligations which are conditions precedent to the Company's obligation to issue and deliver a certificate to the Optionee for the shares which are subject to this Option.

     Section 8.  Investment Representations.  If the issuance of the shares
     ----------  --------------------------
issuable upon exercise of this Option is not exempt from registration under Rule 701 (or any similar subsequently enacted provision) under the Securities Act of 133, as amended (the "Securities Act"), or covered by a registration statement
                      --------------
under the Securities Act, the Optionee's right to exercise this Option and the Company's obligation to deliver shares upon exercise of this Option shall be subject to receipt by the Company of an investment letter in a form reasonably acceptable to the Company and signed by the Optionee (or any other holder of this Option).

     Section 9.  Stockholders Agreement.
     ---------   ----------------------

          (a) If the Optionee or other holder of this Option is not already a party to the Stockholders Agreement dated as of March 27, 1998 by and among the Company, Robert Snukal, Sheila Snukal, Heritage Fund II, L.P. and certain other parties, as amended from time to time (the "Stockholders Agreement"), the
                                            ----------------------
Optionee's right to exercise this Option and the Company's obligation to deliver shares upon exercise of this Option are subject to the execution by the Optionee (or other holder of this Option) of a supplemental signature page to the Stockholders Agreement pursuant to which the Optionee (or other holder of this Option) becomes a party to the Stockholders Agreement with respect to those provisions of the Stockholders Agreement designated by the Board.

          (b) In addition, the Optionee (and any subsequent holder of this Option or of any shares issued hereunder) agrees to be bound by Sections 4.02, 4.03, 4.04, 4.05 and 6.01 of the Stockholders Agreement from and after the date hereof as a "Management Stockholder".

     Section 10.  Legends.  Certificates representing shares issued upon
     ----------   -------
exercise of this Option shall bear legends acceptable to the Company as to (a) restrictions contained in the Stockholders Agreement, (b) the provisions of
Section 9 above, and (c) such other matters as the Board may determine.

     Section 12.  Miscellaneous.
     ----------   -------------

          (a) This Option shall be subject in all respects to the terms of the Plan.

          (b) Except as provided herein, this Option may not be amended or modified except in writing and signed by the Company and the Optionee.

          (c) All notices under this Option shall be mailed registered mail, return receipt requested, sent by recognized overnight delivery service, or delivered by hand (i) if to the Company at Fountain View Management, Inc., 11900
W. Olympic Blvd., Los Angeles, CA 90064, Attn: President, with copies to Heritage Partners, Inc., 30 Rowes Wharf, Suite 300, Boston, Massachusetts 02110,
Attn: Mark J. Jrolf, and (ii) if to the Optionee, at the Optionee's address set forth below or at such other address as may be designated in writing by either of the parties to one another.

          (d) This Option shall be governed by and construed in accordance with the laws of the State of Delaware.

     IN WITNESS WHEREOF, this Option has been executed as of the date set forth below.

                                      FOUNTAIN VIEW, INC.



                                      By_______________________________
                                                              (title)

      The undersigned Optionee hereby accepts this Option and agrees to the terms and conditions thereof as of the date hereof, and acknowledges receipt of a copy of the Plan.


                                      _________________________________
                                      Paul Rathbun

                                      ADDRESS

                                      _________________________________

                                      _________________________________

                              FOUNTAIN VIEW, INC.

                            1998 Stock Option Plan
                            ----------------------

     Section 1. Purpose. The purpose of this Fountain View, Inc. (the "Company")
     ---------  -------                                               -------
1998 Stock Option Plan (the "Plan") is to provide an incentive to certain
                             ----
directors, employees and consultants of the Company and its subsidiaries by providing an opportunity for them to participate in the ownership of the Company. The Company and its direct and indirect subsidiaries are sometimes referred to herein collectively as the "Related Companies."
                                        -----------------

     This plan provides for the grant of incentive stock options ("Incentive
                                                                   ---------
Stock Options"), as defined in Section 422 of the Internal Revenue Code of
-------------
1986, as amended (the "Code"), and for the grant of non-qualified stock options
                       ----
("Non-Qualified Options"), to certain directors, employees and consultants of
  ---------------------
the Related Companies. All such Incentive Stock Options and Non-Qualified Options are sometimes hereinafter collectively referred to as "Options."
                                                               -------

     Section 2. Administration of Plan. This Plan shall be administered by the
     ---------  ----------------------
Board of Directors of the Company (the "Board") or by a Stock Option Committee
                                        -----
(the "Committee") designated by the Board. If administered by the Committee, a
      ---------
majority of the Committee shall constitute a quorum and acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all members of the Committee shall be deemed to be valid acts of the Committee. The Committee shall consist of directors who qualify as "non-employee directors" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended. The Board and the Committee are authorized to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable for its administration. If Options are intended to qualify as Incentive Stock Options, the Board and the Committee shall so specify in the grant of the Option.

     Section 3. Shares Covered by Plan. Options may be granted under the Plan
     ---------  ----------------------
and while the Plan is in effect for the purchase of not in excess of 49,388 shares of the Series C Common Stock, $.01 par value per share, of the Company. Shares covered by unexercised Options which are no longer exercisable for any reason shall be available for issuance under Options hereunder for purposes of computing the foregoing limitation, unless the Plan has been terminated. Shares delivered on exercise of

Options may be from authorized and unissued stock or reacquired stock.

     Section 4.  Eligibility.  The persons who shall be eligible to receive
     ---------   -----------
Incentive Stock Options pursuant to this Plan shall be such employees of the Related Companies as the Board or the Committee shall select from time to time. The persons who shall be eligible to receive Non-Qualified Options pursuant to this Plan shall be such directors, employees and consultants of the Related Companies as the Board or the Committee shall select from time to time. An optionee under this Plan may hold more than one Option hereunder, but only on the terms and conditions hereinafter set forth. Notwithstanding any of the other provisions of this Plan, Options intended to qualify as Incentive Stock Options shall not be granted hereunder to an individual who then owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, such ownership to be determined by application of the applicable attribution rules under the Code, unless the Option price is at least one hundred ten percent (110%) of the fair market value (at the time of grant) of the Common Stock subject to the Option and such Option by its terms is not exercisable after the expiration of five (5) years after the date the Option is granted. For the purposes of this Section, stock owned directly or indirectly, by or for a corporation, partnership, estate, or trust shall be considered as being owned proportionately by or for its shareholders, partners, or beneficiaries, and stock owned, directly or indirectly, by or for the brothers and sisters (whether by whole or half blood), spouse, ancestors, and lineal descendants of an optionee shall be considered to be owned by the optionee.

     Section 5.  Allotment of Options and Number of Shares.  The allotment of
     ---------   -----------------------------------------
Options among the eligible optionees, and the number of shares to be covered by each Option to be granted, shall be determined by the Board or the Committee; provided that no Option which is intended to qualify as an Incentive Stock Option shall be granted to an optionee under this Plan if the grant of such Option would cause the aggregate fair market value (determined at the time the Option is granted) of the stock with respect to which Incentive Stock Options (including such Option) are exercisable for the first time by such optionee during any calendar year (under all such plans of the optionee's employer corporation and its parent and subsidiary corporations, if any) to exceed $100,000.

     Section 6.  Option Agreements.  Each optionee to whom an Option is granted
     ---------   -----------------
shall enter into a written agreement with the Company, subject to such amendment and modification from time to time as the Board or the Committee shall deem necessary to comply with applicable law or regulation, setting forth the terms and conditions of the Option granted to such optionee, which agreement may contain such terms, conditions and restrictions not inconsistent with the terms of the Plan as the Board or the Committee shall approve, and specifying, to the extent applicable, whether the Option granted pursuant hereto is intended to qualify as an Incentive Stock Option.

     Section 7.    Option Price. The price to be paid by an optionee who
     ---------     ------------
exercises an Option shall be determined by the Board or the Committee. In the case of any Option which is intended to qualify as an Incentive Stock Option, such price shall in no instance be less than the fair market value of the Common Stock on the date such Option is granted (or 110% of such fair market value, in the circumstances described in Section 4). The Board or the Committee shall have full authority to determine the fair market value of a share of Common Stock.


     Section 8.    Duration and Rate of Exercise of Options.
     ---------     ----------------------------------------
           (a) The option period shall be fixed by the Board or the Committee but in any event each Option intended to qualify as an Incentive Stock Option shall by its terms not be exercisable later than the expiration of ten (10) years from the date such Option is granted.

           (b) The Board or the Committee shall determine the rate at and conditions upon which each Option shall be exercisable.

           (c) The Board or the Committee shall determine the method by which each Option shall be exercised and the timing and form of the purchase price to be paid by an optionee upon the exercise of an Option under the Plan. In the Company's discretion, previously issued shares of Common Stock may be accepted as payment in an amount equal to the then fair market value of the surrendered shares. The Board or the Committee shall have full authority to determine the fair market value of the surrendered shares. If the surrendered share is traded on an exchange, such fair market value shall be the closing price of the Common Stock on the exchange on which the Common Stock of the Company is then listed, on the last day during which the Common Stock traded prior to the date of exercise of the Options. If the share is traded in the over-the-counter market such fair market value shall be based on the closing average of the bid and asked prices of Common Stock as quoted by the National Association of Securities Dealers.

           (d) Unless otherwise provided in the agreement establishing an Option, the term "Cause" with respect to the holder of an Option granted
                  -----
hereunder means that, in the good faith determination of the Board, the holder of such Option has

(i) breached any of the holder's material fiduciary duties or material legal or contractual obligations to any Related Company or any stockholder of the Company, (ii) failed to perform satisfactorily the holder's material duties to any Related Company (other than as a result of incapacity due to illness or accident) after demand for performance has been made in writing by the Related Company, (iii) engaged in misconduct which is injurious to any Related Company, or (iv) been convicted of or pleaded nolo contendere to (A) any misdemeanor relating to the affairs of a Related Company or (B) any felony.

          (e) Unless otherwise provided in the agreement establishing an Option, the term "Disability" with respect to the holder of an Option granted hereunder
          ----------
means illness (mental or physical) or accident which results in the holder being unable to perform the holder's duties as an employee of a Related Company for three months during any 12 month period.

     Section 9. Nontransferability of Options. Each Option shall by its terms
     ---------  -----------------------------
not be transferable by the holder unless than by will or the law of descent and distribution.

     Section 10. Rights as Stockholder. An optionee shall have no rights as a
     ----------  ---------------------
stockholder with respect to any shares covered by such optionee's Options until such optionee shall have become the holder of record of such shares, except as otherwise provided in the Option Agreement entered into pursuant to Section 6 hereof.

     Section 11. Granting of Options. The granting of any Option pursuant to
     ----------  -------------------
this Plan shall be entirely in the discretion of the Board or the Committee and nothing herein contained shall be construed to give any director, employee or consultant any right to participate under this Plan or to receive any Option under it. The granting of an Option shall impose no duty upon the optionee to exercise such Option.

     Neither the adoption and maintenance of the plan nor the granting of an Option pursuant to this Plan shall be deemed to constitute a contract of employment between any of the Related Companies and any employee or to be a condition of the employment of any person. Nothing herein contained shall be deemed to (a) give to any director, employee or consultant the right to be retained by any of the Related Companies or (b) interfere with the right of any of the Related Companies to discharge or retire any director, employee or consultant at any time.

     Section 12. Stock Dividends, etc. In the event there is any change in the
     ----------  --------------------
shares of Common Stock of the Company through the declaration of stock dividends or through any stock split, combinations, recapitalizations or similar transactions, the number of shares available for Option and the shares subject to any option shall be appropriately adjusted, and in the Board's or the Committee's discretion, in such cases, fractional parts of shares may be disregarded.

     Section 13.   Sale.  Except as otherwise provided in an option agreement
     ----------    ----
entered into pursuant to Section 6, in the event of a Sale (as hereinafter defined) while unexercised Options remain outstanding, the Board or the Committee, as the case may be, may in their discretion cause one or more of the following provisions to apply:

             (a) the Board or the Committee may, subject to the provisions of Subsections (c) and (d) below, after the effective date of such Sale, permit each person who is a holder of an outstanding Option immediately prior to such effective date, upon exercise of such Option, to receive in lieu of shares of Common Stock, shares of such stock or other securities or consideration as the holders of shares of Common Stock received pursuant to the terms of the Sale;

             (b) the Board or the Committee may waive any discretionary limitations imposed pursuant to Section 8 hereof so that some or all Options, from and after a date prior to the effective date of such Sale specified by the Board or the Committee, are exercisable in full;

             (c)   the Board or the Committee may cause all outstanding
Options to be canceled as of the effective date of any such Sale, provided that notice of such cancellation is given to each holder of an Option, and each holder of an Option has the right to exercise such Option in full prior to or contemporaneous with the effective date of such Sale; or

             (d)   the Board or the Committee may cause all outstanding
Options to be canceled as of the effective date of any such Sale, provided that notice of such cancellation is given to each holder of an Option, and each holder of an Option has the right to exercise such Option, to the extent then exercisable in accordance with any discretionary limitations imposed pursuant to
Section 8, prior to or contemporaneous with the effective date of such Sale.

     As used herein, "Sale" means (i) a sale of all or substantially all of the
                      ----
consolidated assets of the Company or (ii) a sale or other transfer of Common Stock of the Company, in one transaction or a series of related transactions, or a consolidation or merger of the Company, as a result of which the beneficial holders of a majority of the Company's Common Stock prior to such transaction do not, directly or indirectly, hold beneficially a majority of the Company's Common Stock after such transaction.

     Section 14. Withholding. The Company may, upon exercise of a Non-Qualified
     ----------  -----------
Option or the making of a Disqualifying Disposition (as hereinafter defined), require the holder of the option to pay additional withholding taxes in respect of the amount that is considered compensation includable in such person's gross income. Each person who receives an Incentive Stock Option shall notify the Company in writing immediately upon such person making a Disqualifying Disposition. As used herein, "Disqualifying Disposition" means any disposition
                              -------------------------
(including any sale) of stock received pursuant to the exercise of an Incentive Stock Option before the later of (a) two years after such person was granted the Incentive Stock Option under which such stock was acquired, or (b) one year after such person acquired such stock by exercising the Incentive Stock Option.

     Section 15. Use of Proceeds. The proceeds received by the Company from the
     ----------  ---------------
sale of stock pursuant to the Plan may be used by the Related Companies for general corporate purposes.

     Section 16. Amendment and Discontinuance. The Board of Directors may from
     ----------  ----------------------------
time to time alter, suspend or discontinue the Plan, provided, however, that no
                                                     --------  -------
such action shall materially impair the rights of an optionee without such optionee's consent, other than as provided by Section 8(d), and provided,
                                                                --------
further, that no provision of Section 4, 5, or 7 hereof relating to Incentive
-------
Stock Options shall be altered or amended without the approval of the stockholders of the Company.

     Section 17. Effective Date and Termination Date. The Plan shall become
     ----------  -----------------------------------
effective on August  , 1998, and shall remain in effect until terminated by the
                   --
Board of Directors, provided that no Incentive Stock Options may be granted after the tenth anniversary of such effective date.

     The foregoing Plan was adopted by the Board of Directors of the Company on
August   , 1998, and by the Company's stockholders on        , 1998.
       --                                             -------

                      [LETTERHEAD OF CHAPMAN AND CUTLER]


                                March 18, 1998

Via Overnight Mail

To the parties on the
 Attached Distribution List

     Re:                        Fountain View

Ladies and Gentlemen:

     Attached please find a draft of the proposed Second Amendment to Credit Agreement which provides for the amended "EBITDAR" definition described in Bank of Montreal's summary letter (which is also enclosed). If acceptable, please execute and return all eleven (11) of your signature pages to me. If you have any questions, please do not hesitate to call me.


                                Very truly yours,


                                CHAPMAN AND CUTLER

                                    /s/ Steven G. Hastings
                                By ___________________________________________
                                    Steven G. Hastings



SGH:jm

Enclosure

                               DISTRIBUTION LIST


Ronald A. Launsbach                            Bill McKinley
Bank of Montreal                               Heritage Partners Management Company, Inc.
601 South Figueroa Street, Suite 4900          50 Rowes Wharf, Suite 300
Los Angeles, CA  90017                         Boston, MA  02440
Tel:  (213) 239-0602                           Tel:  (617) 428-0108
Fax:  (213) 239-0609                           Fax:  (617) 439-0689

Paul Rathbun                                   Sean Conlon
Fountain View, Inc.                            Paribas
2600 West Magnolia Boulevard                   2029 Century Park East, Suite 3900
Burbank, CA  91505                             Los Angeles, CA  90067
Tel:  (310) 571-0351                           Tel:  (310) 551-7334
Fax:  (310) 571-0365                           Fax:  (310) 556-3157

Peter Palladino, Esq.                          L. John Stewart
Choate, Hall & Steward                         BHF-Bank Aktiengesellschaft
Exchange Place                                 111 West Ocean Boulevard, Suite 1325
53 State Street                                Long Beach, CA  90802-4645
Boston, MA  02181                              Tel:  (562) 983-5006
Tel:  (617) 248-5000                           Fax:  (562) 983-5015
Fax:  (617) 248-4000

Lori Rosell                                    Patrick Marsh
Finova Capital Corporation                     BHF-Bank Aktiengesellschaft
Healthcare Finance Division                    5900 Madison Avenue
311 S. Wacker Drive, Suite 4400                New York, NY 10022
Chicago, IL  60606-6618                        Tel:  (212) 756-5553
Tel:  (312) 322-3523                           Fax:  (212) 756-5536
Fax:  (312) 322-3553

Michel Prince                                  Brian Baldwin
Pilgrim America Prime Rate Trust               Heller Financial, Inc.
Two Renaissance Square                         500 West Monroe
40 North Central Avenue, Suite 1200            Chicago, IL 60661
Phoenix, AZ 85004-3444                         Tel:  (312) 441-7218
Tel:  (602) 417-8212                           Fax:  (312) 441-7367
Fax:  (602) 417-8327

Ron Watterworth                                Robert Tietjen
Union Bank of California                       Union Bank of California
44 South Figueroa Street, 10th Floor           5855 Topanga Canyon Blvd., Suite 200
Los Angeles, CA  90071                         Woodland Hills, CA  91367
Tel:  213-236-7688                             Tel:  (818) 595-2096
Fax:  213-236-7635                             Fax:   (818) 595-2063

               [LETTERHEAD OF BANK OF MONTREAL AND HARRIS BANK]



To:   Fountain View Bank Group

Date: March 18, 1999

Re:   $120MM Fountain View Bank Facility


The following requests your approval to amend the definition of "EBITDAR" in the Company's $120 million credit agreement to allow for $6.903 million of "special charges" to 4th quarter earnings. A brief analysis outlining the charges is enclosed. This package will be followed by documentation, which should be received by the Bank Group no later than Friday, March 19th.

We have planned a conference call with Fountain View management on Monday, March 22 at 8:30am (PST) to answer detailed questions. Conference call dial in number: 1-877-322-9654; Access Code: 720436.

We request your response by returning your executed signature page via facsimile to myself, at facsimile 213-239-0680, no later than Thursday, March 25, 1999. Original executed signature pages should be returned to Steve Hastings at Chapman & Cutler the next business day.

                                Steve Hastings
                              Chapman and Cutler
                            111 West Monroe Street
                            Chicago, IL  60603-4080
                              Tel:   312-845-3000

Also, we are planning a bank meeting on April 15th in Dallas, Texas. At that time, the company will present its FY1999 budget. Details of that meeting will follow shortly.

On behalf of the company we wish to thank you for your consideration. Please direct questions to myself at 213-239-0602 or Mitsoo Iravani at 213-239-0609.


Sincerely,


Bank of Montreal, as Agent

/s/ Ronald Launsbach
------------------------------
Ronald Launsbach, Director


cc:    Jeff Titus (w/o enclosures)
       Paul Rathbun (w/o enclosures)
       Bill McKinley (w/o enclosures)

                              FOUNTAIN VIEW, INC.
                        YEAR END SPECIAL CHARGES - 1998

                                                                                             (In $000)
MEDICARE                                                                                        3,560
--------                                                                                        -----
Adjustments represent a revision of estimates previously utilized to record the
Medicare settlements. At this point, filed or pre-filed cost reports were available to assist in the refinement of these estimates.  Although no specific intermediary issues impacted this number, the Company is recording these amounts in light of the increased scrutiny by intermediaries of cost report items in general.

Bad Debts                                                                                    1,600
---------                                                                                    -----
The Company has adopted a more conservative approach in providing allowances for doubtful accounts. This approach is warranted due to changes within the industry and should serve as a better model to estimate these items on a go-forward basis.

Palm Grove                                                                                   1,733
----------                                                                                   -----
There has been a significant increase in the regulatory focus within the long-term care industry.  The company has recorded a liability to estimate the cost of the decertification of one of its facilities (Palm Grove) from Medicare and Medicaid programs. The Company is appealing the decision and working with
HCFA and its representatives to recertify the facility. The Company strongly feels that it is providing high quality care to its patients and believes that this case represents an unreasonable reaction to the underlying facts and circumstances of this case.

MedPartners                                                                                    300
-----------                                                                                    ---
The Company recorded an estimate of the potential loss due to the bankruptcy filing of MedPartners. The company is working diligently to minimize this potential risk.

Other                                                                                          (290)
-----                                                                                          -----
Represents the net amount of several small adjustment areas.

TOTAL CHARGES                                                                                6,903*

*Note: The special charges are added back to EBITDA for QE 12/98 - as recorded in the covenant calculations shown in the following pages.

FOUNTIAN VIEW, INC.
YEAR END DEBT COVENANTS
1998

Projected Leverage Ratio:                                                                       Leverage      Leverage
                                                                         TTM        Funded        Ratio        Ratio
                                 EBITDA        Rent        EBITDAR     EBITDAR       Debt       Projected     Required
                                 ------        ----        -------     -------       ----       ---------     --------
QE 3/98                          10,681        1,717        12,398
QE 6/98                          10,049        1,705        11,754
QE 9/98                          10,138        1,706        11,844
QE 12/98                         11,594        1,707        13,301      49,297      307,379         6.24          6.50
QE 3/99                          10,500        1,707        12,207      49,106      300,749         6.12          6.25
QE 6/99                          11,000        1,707        12,707      50,059      297,852         5.95          6.25
QE 9/99                          11,500        1,707        13,207      51,422      292,951         5.70          6.00
QE 12/99                         12,000        1,707        13,707      51,828      291,025         5.62          6.00
QE 3/00                          12,200        1,707        13,907      53,528      285,795         5.34          5.50
QE 6/00                          12,500        1,707        14,207      55,028      282,648         5.14          5.50
QE 9/00                          12,700        1,707        14,407      56,228      276,197         4.91          5.00
QE 12/00                         12,900        1,707        14,607      57,128      273,950         4.80          5.00

Projected Funded Debt:
                         QE12/98    QE3/99     QE6/99     QE9/99     QE12/99    QE3/00     QE6/00     QE9/00     QE12/00
                         -------    -------    -------    -------    -------    -------    -------    -------    -------
Revolver                  18,661
Term                      90,000
Bonds                    120,000
Cap leases                20,228
LOCs                         500
                         -------
   subtotal              249,389    244,389    242,139    236,889    234,989    229,739    227,239    221,089    218,589

Accrued Interest -beg      7,758      3,366      6,736      3,339      6,688      3,312      6,682      3,285      6,634
Changes in int accrual    (4,392)     3,370     (3,397)     3,349     (3,376)     3,370     (3,397)     3,349     (3,397)
                         -------    -------    -------    -------    -------    -------    -------    -------    -------
Accrued Interest -end      3,366      6,736      3,339      6,688      3,312      6,682      3,285      6,634      3,237

Rent(past 4qtrs)          54,624     54,624     54,624     54,624     54,624     54,624     54,624     54,624     54,624

Total funded debt
   before paydown        307,379    305,749    300,102    298,201    292,925    291,045    285,148    282,347    276,450

Required debt paydown          -          -      1,250      1,250      1,250      1,250      2,500      2,500      2,500
Additional debt paydown        -      5,000      1,000      4,000        650      4,000          -      3,650          -
                         -------    -------    -------    -------    -------    -------    -------    -------    -------
                                      5,000      2,250      5,250      1,900      5,250      2,500      6,150      2,500

Total funded debt        307,379    300,749    297,852    292,951    291,025    285,795    282,648    276,197    273,950

FOUNTAIN VIEW, INC.
YEAR END DEBT COVENANTS
1998

Projected Senior Leverage Ratios:

                                                                                           Senior          Senior
                                                                                          Leverage        Leverage
                                                               TTM          Funded          Ratio           Ratio
                   EBITDA        Rent           EBITDAR       EBITDAR        Debt         Projected        Required
                   ------        ----           -------       -------        ----         ---------        --------
QE 3/98              10,681        1,717        12,398
QE 6/98              10,049        1,705        11,754
QE 9/98              10,138        1,706        11,844
QE 12/98             11,594        1,707        13,301        49,297      187,379           3.80            4.50
QE 3/99              10,500        1,707        12,207        49,106      180,749           3.68            4.00
QE 6/99              11,000        1,707        12,707        50,059      177,852           3.55            4.00
QE 9/99              11,500        1,707        13,207        51,422      172,951           3.36            3.75
QE 12/99             12,000        1,707        13,707        53,828      171,025           3.30            3.75
QE 3/00              12,200        1,707        13,907        53,528      165,795           3.10            3.50
QE 6/00              12,500        1,707        14,207        55,028      162,648           2.96            3.50
QE 9/00              12,700        1,707        14,407        56,228      156,197           2.78            3.50
QE 12/00             12,900        1,707        14,607        57,128      153,950           2.69            3.50

Projected Funded Debt:

                        QE 12/98     QE 3/99     QE 6/99     QH 9/99     QE 12/99     QE 3/00     QE 6/00     QE 9/00     QH 12/00
                        --------     -------     -------     -------     --------     -------     -------     -------     --------

Revolver                  18,661
Term                      90,000
Bonds                    120,000
Cap Indexes               20,228
LOCs                         500
                         -------
   subtotal              249,389     244,339     242,139     236,119      234,989      229,739     227,239     221,089     218,589

Accrued Interest-beg       7,758       3,366       6,736       3,339        6,688        3,312       6,682       3,285       6,694
Changes in int accrual    (4,392)      3,370      (3,397)      3,349       (3,376)       3,370      (3,397)      3,349      (3,397)
                         -------     -------     -------     -------      -------      -------     -------     -------     -------
Accrued Interest-end       3,366       6,736       3,539       6,688        3,312        6,682       3,285       6,634       3,237

Rent(past 4qtrs)          54,624      54,624      54,624      54,624       54,624       54,624      54,624      54,624      54,624

Total funded debt
   before paydown        307,379     305,749     300,102     298,201      292,925      291,045     285,148     282,347     276,450

Required debt paydown          -           -       1,250       1,250        1,250        1,250       2,500       2,500       2,500
Additional debt paydown        -       5,000       1,000       4,000          650        4,000           -       3,650           -
                         -------     -------     -------     -------      -------      -------     -------     -------     -------
                                       5,000       2,250       5,250        1,900        5,250       2,500       4,150       2,500

Total funded debt        307,379     300,749     297,852     292,951      291,025      285,795     282,648     276,197     273,950

Bonds                    120,000     120,000     120,000     120,000      120,000      120,000     120,000     120,000     120,000
                         -------     -------     -------     -------      -------      -------     -------     -------     -------
Total senior
   funded debt           187,379     180,749     177,852     172,951      171,025      165,795     162,648     156,197     153,950

FOUNTAIN VIEW, INC.
YEAR END DEBT COVENANTS
1998

                                                                    4QS    4QS
                                                                   FIXED INCOME
Projected Fund Charge Ratio:                               TIM     ASSED  TAXES
                              EBITDA     RENT   EBITDAR   EBITDAR  MAINT  PAID
                              -------    ----   -------   -------  -----  ----
QE 3/98                       10,681     1,717  12,398
QE 6/98                       10,049     1,705  11,754
QE 9/98                       10,131     1,706  11,844
QE 12/98                      11,594     1,707  13,301    49,297   5,489    -
QE 3/99                       10,500     1,707  12,207    49,106   4,158    400
QE 6/99                       11,000     1,707  12,707    50,055   3,781    800
QE 9/99                       11,500     1,707  13,207    51,422   3,465  1,200
QE 12/99                      12,000     1,707  13,707    51,828   3,150  1,600
QE 3/00                       12,200     1,707  13,907    53,528   3,038  2,100
QE 6/00                       12,500     1,707  14,207    55,028   2,925  2,160
QE 9/00                       12,700     1,707  14,407    56,228   2,813  3,100
QE 12/00                      12,900     1,707  14,607    57,128   2,700  3,600

                                                                                        Fixed       Fixed
                                           4Qs         4Qs     4Qs                      Charge      Charge
Projected Fund Charge Ratio:             Principal   Interest  Rent                     Ratio       Ratio
                                         Payments    Expenses  Expense                  Projected   Required
                                         --------    --------  ---------                ---------   ---------
QE 3/98
QE 6/98
QE 9/98
QE 12/98                        43,104      -        19,147     6,835       25,982      1.69         1.15
QE 3/99                         44,548      -        20,360     6,825       27,185      1.64         1.15
QE 6/99                         45,478    1,250      21,573     6,827       29,650      1.53         1.15
QE 9/99                         46,757    2,500      22,716     6,828       32,114      1.46         1.15
QE 12/99                        47,078    3,758      24,000     6,828       34,578      1.36         1.15
QE 3/00                         48,391    5,000      23,750     6,828       35,578      1.36         1.15
QE 6/00                         49,503    6,250      23,500     6,828       36,578      1.35         1.15
QE 9/00                         50,316    7,500      23,250     6,828       37,578      1.34         1.15
QE 12/00                        50,828    8,750      23,008     6,828       38,578      1.32         1.15


Projected Funded Debt:
                                        QE 12/98     QE 3/99     QE 6/99   QE 9/99     QE 12/99
                                        --------     -------     -------   -------     --------
Revolver                                  18,661
Term                                      90,000
Bonds                                    120,000
Cap leases                                20,228
LOCs                                         500
                                        --------
 subtotal                                249,389     244,589      242,139   236,889     234,989

Accrued Interest-beg                       7,751       3,366        6,736     3,339       6,688
Change in int.accrued                     (4,392)      3,370       (3,397)    3,349      (3,376)
                                        --------     -------      -------   -------     -------
Accrued Interest-end                       3,366       6,736        3,339     6,688       3,312

Rent (past 4qts)*R                        54,624      54,624       54,624    54,624      54,624

Total funded debt before paydown         307,379     305,749      300,102   298,201     292,925

Required debt paydown                        -           -          1,250     1,250       1,250
Additional debt paydown                      -         5,000        1,000     4,000         650
                                         -------     -------      -------   -------     -------
                                                       5,000        2,250     5,250       1,900

Total funded debt                        307,379     300,749      297,852   292,951     291,025

Capital Expenditures                       2,451       1,750        1,750     1,750       1,750
% Maintenance                               0.45        0.45         0.45      0.45        0.45
                                         -------     -------      -------   -------     -------
                                           1,103         788          788       788         788


Projected Funded Debt:
                                        QE 3/00      QE 6/00     QE 9/00   QE 12/00
                                        -------      -------     -------   --------
subtotal                                229,739      227,239     221,089   218,589

Accrued Interest-beg                      3,312        6,682       3,285     6,634
Change in int accrued                     3,378       (3,397)      3,349    (3,397)
                                        -------      -------     -------   -------
Accrued Interest-end                      6,682        3,285       6,634     3,237

Rent (past 4 qts)*R                      54,624       54,624      54,624    54,624

Total funded debt before paydown        291,045      285,148     282,347   276,490

Required debt paydown                     1,250        2,500       2,500     2,500
Additional debt paydown                   4,000          -         3,650       -
                                        -------      -------     -------   -------
                                          5,250        2,500       6,150     2,500

Total funded debt                       285,795      282,619     276,197   273,950

Capital Expenditures                      1,500        1,500       1,500     1,500
% Maintenance                              0.45         0.45        0.45      0.45
                                        -------      -------     -------   -------
                                            675          675         675       675